Exhibit 2.2

STOCK PURCHASE AMENDING AND ASSIGNMENT AGREEMENT

This Stock Purchase Amending and Assignment Agreement (this “Amending Agreement”) is made and entered into as of October 20, 2004, by and among Midnight Oil & Gas Ltd., an Alberta company (“Assignor”); Vintage Petroleum Canada Investments ULC, a Nova Scotia unlimited liability company, Vintage Canada Oil & Gas ULC, a Nova Scotia unlimited liability company, and Vintage Petroleum South America Holdings, Inc., a Cayman Islands corporation (collectively, “Sellers” and each, a “Seller); and Daylight Acquisition Corp., an Alberta company (“Assignee”) .

Recitals

A. The Assignor and the Sellers are the original parties to the Stock Purchase Agreement (the “Agreement”) made and entered into as of September 22, 2004, relating to the sale and purchase of Vintage Petroleum Canada, Inc.

B. The Assignor and the Sellers desire to make certain amendments to the Agreement.

C. The Assignor desires to assign and convey to the Assignee all of the Assignor’s right, title, estate and interest in and to the Agreement effective the 20th day of October, 2004 (hereinafter called the “Effective Date”) and the Assignee has agreed to assume all of the liabilities and obligations of the Assignor thereunder.

D. The Sellers are willing to consent to such assignment and conveyance and to recognize and accept the Assignee as a party to the Agreement, in the place and stead of the Assignor.

E. In consideration of the recitals and the mutual covenants and agreements set forth in this Amending Agreement, the Assignor, the Sellers and the Assignee (collectively the “Parties” and each, a “Party”) hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. Except as otherwise defined, each of the capitalized terms used herein that is defined in the Agreement shall be ascribed herein the same meaning as ascribed to such term in the Agreement and, in addition, “Amending Agreement” means this Stock Purchase Amending and Assignment Agreement, as amended, supplemented or modified from time to time, and “VPNWT” means Vintage Petroleum NWT, Ltd., an Alberta corporation.

1.2 References and Titles. All references in this Amending Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Amending Agreement, and shall be disregarded in construing the language hereof. The words “this Amending Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Amending Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

1.3 Interpretation

(a)	The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(b)	All documents executed and delivered pursuant to the provisions of this Amending Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict.

(c)	The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Amending Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Amending Agreement.

ARTICLE 2

AMENDMENT

The Agreement is hereby amended by adding the following Sections 2.1 through 2.6, inclusive, as Sections 5.18 through 5.24, inclusive, in the Agreement.

2.1 Access to Records. After the Closing Date, the Sellers may, at their expense during the Retention Period (as defined in clause 2.4) upon reasonable notice to the Purchaser and subject to contractual restrictions relative to disclosure, have access during business hours to the books, accounts, records, minute books, Tax Returns, Tax receipts, filings, documents, files, information and materials of the Company, VPNWT and VPCI GP and obtain and copy information in respect of matters arising or relating to any period of time prior to and through the Closing if copies of such records or if the information derived from such access would be helpful or beneficial to the Sellers, acting reasonably:

2.1.1 in connection with audits;

2.1.2 in connection with the Seller’s dealings with Taxing or other regulatory authorities;

2.1.3 to comply with any Applicable Law by a relevant government or regulatory authority or in any court of law or other tribunal having jurisdiction; or

2.1.4 in connection with any action, suit or proceeding commenced or threatened by the Company, VPNWT or VPCI GP, the Purchaser or any third party against the Sellers, their Affiliates, and their respective directors, officers, employees, agents, solicitors, engineers, accountants or consultants or for which the Sellers may have any liability.

All of the books, accounts, records, minute books, Tax Returns, Tax receipts, filings, documents, files, information and materials received by the Sellers or to which it has access pursuant to this Section 2.1 are herein collectively called “Sellers Confidential Information”.

2.2 Title to Materials. Receipt by the Sellers of the Sellers Confidential Information shall not entitle the Sellers to any ownership or title to such materials or the Oil and Gas Assets to which such material relates.

2.3 Keep Confidential. The Sellers Confidential Information shall be kept confidential by the Sellers and not disclosed by the Sellers or its officers, directors, employees, agents, solicitor, engineers, accountants or consultants, provided that the Sellers shall be entitled to utilize the Sellers Confidential Information for legal purposes directly relating to enforcement of or defending its rights as against the Purchaser, and its successors or assigns, or third parties, or in dealing with any governmental or regulatory authorities in respect of Taxes or any other bona fide purpose which is reasonably necessary in order to protect the Seller’s interests but which does not jeopardize the interests, assets or operations of the Company, VPNWT, VPCI GP, the Purchaser or their successors or assigns.

2.4 Deliveries at Closing. The Purchaser agrees that it will use all reasonable commercial efforts to retain and maintain in good order all of the information and materials of the Company, VPNWT and VPCI GP, including, but not limited to, the general corporate records, the financial and accounting records and the Tax records of the Company, VPNWT and VPCI GP, which records relate to or were created with respect to matters arising or relating to the period prior to and through the Closing for a period of time (the “Retention Period”) beginning on the Closing Date and ending on the later of:

2.4.1 the expiration of all applicable limitations periods for all Tax periods beginning before the Closing, as such limitations periods are provided for under applicable statutes or pronouncements of all relevant Taxing authorities, or if earlier, December 31, 2010; or

2.4.2 at the end of such period as may be required by Applicable Law.

2.5 Early Destruction of Information. At any time prior to the expiration of the Retention Period, the Purchaser may destroy or give up possession of any of the information or materials described above if it first offers the Sellers the opportunity (by delivery of at least sixty (60) days’ prior written notice to the Sellers, which notice shall contain a detailed listing of the information and materials proposed to be destroyed), at the Seller’s expense (without any payment to the Purchaser), to obtain delivery of or a copy of so much of such information or materials as the Sellers, in their sole discretion, desire.

2.6 Completion of Tax Returns. The Sellers agree that they will notify the Purchaser, in writing, within sixty (60) days of the completion of the examination and the acceptance by all relevant Taxing authorities, or if applicable, ultimate and final judicial resolution of the Tax Returns of the Sellers for the period of time prior to and including the Closing.

ARTICLE 3

ASSIGNMENT

3.1 Assignment by the Assignor. The Assignor hereby assigns, transfers, sets over and conveys unto the Assignee, from and after the Effective Date, all of its right, title, estate and interest in and to the Agreement and all rights, benefits, privileges and advantages of the Assignor to be derived therefrom, to have and to hold the same unto the Assignee for its sole use and benefit absolutely.

3.2 Assignee Accepts Assignment. The Assignee hereby accepts the within assignment and conveyance and covenants and agrees with the Assignor and the Sellers that from and after the Effective Date it shall at all times be bound by and observe, perform and fulfill each and every covenant, agreement, term, condition, obligation and stipulation on the part of the Assignor in the Agreement, reserved and contained, as if the Assignee had been originally named as a party thereto in the place and stead of the Assignor.

3.3 Sellers Consent. The Sellers, by their execution hereof, do hereby:

3.3.1 consent to the within assignment and conveyance and accept the Assignee as a party to the Agreement, as and from the Effective Date; and

3.3.2 covenant and agree that from and after the Effective Date the Assignee shall be entitled to hold and enforce all of the privileges, rights and benefits of the Assignor under the Agreement and the Agreement shall continue in full force and effect with the Assignee substituted as a party thereto in the place and stead of the Assignor;

provided that nothing herein shall release and discharge the Assignor of and from the observance and performance of the covenants, agreements and obligations to be observed and performed under the Agreement before, from and after the Effective Date.

3.4 Assignor acting as Agent. The Assignee expressly acknowledges to the Sellers that in all matters relating to the Agreement subsequent to the Effective Date and prior to execution by and delivery of this Amending Agreement by the Sellers, including but not limited to all accounting, conduct of operations and disposition of production thereunder, the Assignor has been acting as the duly authorized agent of the Assignee, and the Assignee does hereby expressly ratify, adopt and confirm all acts or omissions of the Assignor in its capacity as such agent to the end that all such acts and omissions shall for all purposes be construed as having been made or done by the Assignee.

3.5 Further Assurances. The Parties hereto shall, from time to time and at all times hereafter, but without further consideration, do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms and conditions of this Amending Agreement.

ARTICLE 4

COVENANTS

4.1 Payment of Expenses. Each Party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Amending Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs and the Company and its Subsidiaries shall not pay or reimburse the Sellers for such expenses incurred prior to Closing.

ARTICLE 5

SUBSEQUENT EVENTS

5.1 Termination Rights. The Parties acknowledge and agree that the Assignor has entered into both: (i) a “bought deal” engagement letter with underwriters, in form satisfactory to the Sellers, acting reasonably; and (ii) a binding financing commitment/term sheet with its bankers, in form satisfactory to the Sellers, acting reasonably, for amounts, in aggregate, which are at least equal to the Purchase Price prior to noon on October 6, 2004 and that the Agreement may not be terminated pursuant to Section 8.1 (e) of the Agreement.

5.2 Earnest Money. The Sellers confirm that they have received from the Purchaser Earnest Money in the aggregate sum of $10 million.

ARTICLE 6

MISCELLANEOUS

6.1 Amendment. This Amending Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

6.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective upon delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the 5th day after being so mailed), at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by prior notice):

(a)	If to the Assignor:

Midnight Oil & Gas Ltd.

North Tower, Sunlife Plaza Suite 1000

140 – 4 Avenue, S.W., Calgary, Alberta T2P 3N3

Attention: President

Telephone: (403) 303-8505

Facsimile:   (403) 264-0085

(b)	If to the Sellers:

Vintage Petroleum Canada Investments ULC

Vintage Petroleum South America Holdings, Inc.

Vintage Canada Oil & Gas ULC

110 West Seventh Street, Suite 2300

Tulsa, Oklahoma 74119

Attention: Robert W. Cox

Telephone: (918) 592-0101

Facsimile: (918) 878-5704

(c)	If to the Assignee or the Purchaser:

Daylight Acquisition Corp.

North Tower, Sunlife Plaza Suite 1000

140 – 4 Avenue, S.W., Calgary, Alberta T2P 3N3

Attention: President

Telephone: (403) 303-8505

Facsimile: (403) 264-0085

6.3 Counterparts. This Amending Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties by facsimile transmission, electronic delivery, or in original, it being understood that all Parties need not sign the same counterpart.

6.4 Severability. Any term or provision of this Amending Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amending Agreement or affecting the validity or enforceability of any of the terms or provisions of this Amending Agreement in any other jurisdiction. If any provision of this Amending Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

6.5 Entire Agreement; No Third Party Beneficiaries. This Amending Agreement (together with the Agreement and the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with the Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Sections 5.2 and 5.6 of the Agreement, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

6.6 Governing Law. This Amending Agreement shall in all respects be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein.

6.7 Assignment. Neither this Amending Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that the Purchaser may assign, in its sole discretion, its rights, interests and obligations hereunder to any wholly-owned Subsidiary of the Purchaser, provided that the Purchaser shall notify the Sellers of any such assignment and remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Amending Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

6.8 Waivers. At any time prior to the Closing, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Amending Agreement, no action taken pursuant to this Amending Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Amending Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

6.9 Ratification. The Parties hereby ratify and confirm that, except as amended herein, the Agreement is in full force and effect.

6.10 Cooperation After Closing. Each Party shall, at any time and from time to time after Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by another Party in order to carry out the intent and purpose of this Amending Agreement. The Sellers agree that upon receipt after Closing of checks, mail or other property or documents which are the property of the Company or its Subsidiaries, they will promptly forward such items to the Company or its Subsidiaries at the Purchaser’s address as set forth in Section 6.2.

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IN WITNESS WHEREOF, the Parties have caused this Amending Agreement to be executed by their duly authorized representatives, on the date first written above.

“Assignor”

Midnight Oil & Gas Ltd.

By:	/s/ Fred Woods	By:	/s/ Judith A. Stripling
Name:	Fred Woods	Name:	Judith A. Stripling
Title:	President	Title:	Vice President, Finance and Chief
Financial Officer

“Assignee”

Daylight Acquisition Corp.

By:	/s/ Fred Woods	By:	/s/ Judith A. Stripling
Name: Title:	Fred Woods President	Name:	Judith A. Stripling
		Title:	Vice President, Finance and Chief Financial Officer

“Sellers”

Vintage Petroleum Canada Investments ULC

By:	/s/ Gary A. Watson
Name:	Gary A. Watson
Title:	President

Vintage Canada Oil & Gas ULC

By:	/s/ Gary A. Watson
Name:	Gary A. Watson
Title:	President

Vintage South America Holdings, Inc.

By:	/s/ Gary A. Watson
Name:	Gary A. Watson
Title:	Attorney In Fact